Exhibit 99.1
Pinnacle Foods Inc. Reports Q4 and Full Year 2017 Results
Company Provides EPS Guidance for 2018

Parsippany, NJ, March 1, 2018 - Pinnacle Foods Inc. (NYSE: PF) today reported its financial results for the fourth quarter and full year ended December 31, 2017. Diluted earnings per share for the year more than doubled to $4.45, largely due to items affecting comparability, including a one-time, non-cash benefit of $2.80 per share in 2017, stemming from revaluing deferred tax liabilities as a result of the Tax Cuts and Jobs Act of 2017 (“U.S. tax reform”). Adjusted diluted EPS for the year advanced approximately 19% to $2.55, and the Company expects another year of double-digit growth in Adjusted diluted EPS in 2018, guiding to the range of $2.85 to $2.95.

Full Year 2017 Highlights

•	Significantly outpaced retail category performance, growing composite consumption by 2.4% (or 3.5%, excluding exited Aunt Jemima business) and market share by 0.5 points.

•
Grew net sales by 0.5% to $3.14 billion (or 2.5%, excluding the AJ Exit1), including underlying net sales growth led by Birds Eye, Duncan Hines and gardein and the benefits of the 53rd week and three extra weeks of Boulder ownership.

•	Achieved productivity savings of 4.1% of cost of products sold and Boulder acquisition synergies of $16 million.

•	Delivered double-digit Adjusted diluted EPS growth for the fifth consecutive year since the IPO.

•
Successfully refinanced the Company’s term loan debt in early 2017, significantly reducing interest expense, improving interest rate exposure on floating rate debt and improving Pinnacle’s liquidity profile.

•
Acquired the Beaver Dam frozen warehouse and vegetable packaging business, which will expand the Company’s frozen manufacturing and warehousing capacity, enabling continued top-line growth of the Birds Eye franchise and future margin enhancement of the Frozen segment.

•	Generated free cash flow[2] of $322 million and reduced total net leverage ratio[3] to 3.9x at year-end.

Commenting on the results, Pinnacle Foods Chief Executive Officer Mark Clouse stated, “We delivered another year of exceptional in-market performance, with retail consumption and market share advancing for the sixth consecutive year. At the same time, our financial results reflected a number of discrete issues that we navigated during the year, with the acceleration of strategic manufacturing investments strengthening our network and positioning us well for the future. All in, we are pleased that, despite the impact of the discrete items, we delivered Adjusted diluted EPS growth consistent with our guidance of almost 19% in 2017, including underlying Adjusted EBIT growth in excess of our long-term organic algorithm, due to modest gross margin improvement and aggressive management of expenses.”

1 Aunt Jemima exit, including the Recall, of certain retail and foodservice breakfast products (the AJ Exit), initiated in May 2017.
2 Reflects net cash provided by operating activities less capital expenditures.
3 As defined in the Company’s credit facilities.

Full Year Fiscal 2017 Results
Consolidated net sales for the year increased 0.5% to $3.14 billion, compared to net sales of $3.13 billion in fiscal 2016. This performance reflected underlying net sales growth of 0.5% due to favorable volume/mix of 0.3% and net price realization of 0.2%, despite a reduction of retail inventories at several large customers during the fourth quarter of 2017. Also impacting the performance was the combined benefit of 2.7% from the 53rd week and the three extra weeks from the Boulder Brands acquisition, entirely offset by the AJ Exit of 2.0% and the combined impact of the Boulder SKU rationalization and UK business wind-down totaling 0.7%.

Gross profit declined 5.2% to $868.1 million, or 27.6% of net sales, compared to gross profit of $916.1 million, or 29.3% of net sales, in the year-ago period. This performance reflected the unfavorable impact versus year-ago of items affecting comparability, along with discrete costs totaling $42 million from both the AJ Exit and the acceleration into 2017 of strategic manufacturing investments, as well as unfavorable product mix and input cost inflation, the latter of which increased significantly in the second half of 2017 due to escalating logistics costs. These headwinds were only partially offset by very strong productivity, acquisition synergies, lower performance-based compensation expense and the higher net sales. Excluding items affecting comparability, Adjusted gross profit for the year declined 0.9% to $913.2 million and, as a percentage of net sales, gross profit margin declined 40 basis points to 29.0%, including the $42 million, or 80 basis point, headwind from the discrete items.

Earnings before interest and taxes (EBIT) decreased 6.5% in 2017 to $448.7 million, or 14.3% of net sales, compared to $479.6 million, or 15.3% of net sales, in 2016, primarily reflecting the lower gross profit and items affecting comparability--notably, non-cash tradename impairment charges totaling $66.5 million taken in 2017. Partially offsetting these factors were lower SG&A overhead expenses, largely reflecting reduced performance-based compensation, as well as aggressive cost management and lower marketing expense. Adjusted EBIT, excluding items affecting comparability, but including the discrete costs, increased 5.7% to $569.3 million, or 18.1% of net sales, compared to $538.6 million, or 17.2% of net sales, in 2016.

Net interest expense for the year increased to $169.4 million, compared to $139.1 million in 2016, largely driven by items affecting comparability associated with the term loan refinancing the Company completed in February of 2017 and, to a lesser extent, the impact of the rising interest rate environment on the Company’s floating rate debt. Excluding items affecting comparability, Adjusted net interest expense for the year, which includes interest expenses associated with the 53rd week, decreased 13.4% to $120.0 million, compared to $138.5 million in 2016.

The effective tax rate (ETR) for the year was a negative 90.6%, compared to 38.0% in the year-ago period, almost entirely due to items affecting comparability, which included the one-time, non-cash benefit approximating $335 million from the re-measurement of the Company’s deferred tax liability as a result of the aforementioned U.S. tax reform enacted in late 2017. Also benefitting the ETR in 2017 was the Company’s adoption of the new accounting standard for stock-based compensation. Adjusted ETR for the year declined to 32.3%, compared to 36.6% in the prior year.

Net earnings for the year increased to $532.2 million, or $4.45 per diluted share, compared to $211.1 million, or $1.79 per diluted share, in 2016, meaningfully impacted by items affecting comparability--notably, the impact of U.S.

tax reform. Adjusted net earnings advanced 20.0% to $304.4 million, compared $253.7 million in the year-ago period, and Adjusted diluted EPS increased 18.6% to $2.55, including a $0.05 benefit from the 53rd week, compared to $2.15 in 2016.

Net cash provided by operating activities totaled $416 million in 2017 versus $488 million in 2016, primarily reflecting higher working capital associated with the Company’s robust innovation agenda and the cash costs of both discrete items and the Company’s debt refinancing in 2017.

Full Year Segment Results

Frozen
Net sales for the Frozen segment declined 0.4% to $1,299 million in 2017, compared to $1,305 million in 2016, reflecting underlying net sales that were essentially even with year-ago, as lower volume/mix of 0.3% was essentially offset by favorable foreign currency translation of 0.1%. Also impacting the performance was the unfavorable impact of 2.3% from the AJ Exit, largely offset by a 2.1% combined benefit from the 53rd week and the three extra weeks of Boulder ownership. The flat underlying net sales for the year largely reflected the benefit of strong in-market consumption, which was offset by a reduction of retail inventory levels at several large customers primarily in the fourth quarter.

In-market performance for the year was again exceptionally strong for the Frozen segment, with retail consumption advancing 1.9% (or 4.1%, excluding Aunt Jemima) in a category composite that was up 1.3%. This strong performance drove market share growth of 0.4 points for the year, fueled by Birds Eye vegetables and Birds Eye meals, each up in excess of a full share point.

For the fourth consecutive year, the Birds Eye franchise posted strong in-market growth, with breakthrough innovation expanding the franchise and supporting significant retail distribution growth. Solid performance from core Birds Eye offerings and successful new innovation platforms launched in 2017--namely, Birds Eye Veggie Made Pasta, Birds Eye Veggie Made Mashed, Birds Eye Superfood Blends, and Birds Eye Organic--drove mid-single-digit net sales growth of the franchise for the year.

EBIT for the Frozen segment decreased 35.7% to $154.8 million in 2017, compared to $240.9 million in 2016, significantly driven by the unfavorable impact versus year-ago of items affecting comparability, most notably non-cash tradename impairment charges totaling approximately $52 million and the write-off of fixed assets and other charges related to the AJ Exit totaling $21 million. Also impacting the performance were discrete costs totaling $27 million related to both the AJ Exit and the accelerated manufacturing investments, as well as the impacts of input cost inflation and unfavorable product mix. Partially offsetting these factors were strong productivity, lower performance-based compensation expense and the benefit of the net sales increase. Excluding items affecting comparability, Adjusted EBIT declined 6.0% to $231.5 million in 2017, compared to $246.4 million in 2016, including the $27 million headwind from the discrete items representing 11 points of EBIT growth.

Grocery
Net sales for the Grocery segment increased 2.4% to $1,115 million in 2017, compared to $1,089 million in 2016, reflecting underlying net sales that were essentially even with year-ago, as volume/mix growth of 0.7% was offset by lower net price realization of 0.8%. The combined benefit of the 53rd week and three extra weeks of Boulder ownership added net sales growth of 2.5% to the segment.

In-market performance for the Grocery segment was strong, with retail consumption versus year-ago up 1.4%, in a category composite that was down almost 1%. Market share for the segment advanced 0.2 points, driven by Duncan Hines and Armour.

Strong double-digit net sales growth of both Duncan Hines baking products, driven by the first-half launch of Perfect Size for 1, and Armour canned meat due, in part, to hurricane-related relief shipments, fueled the net sales performance of the segment. Partially offsetting this strong growth were lower sales of Wish-Bone salad dressings, Comstock & Wilderness pie fillings and, to a lesser extent, Smart Balance spreads.

EBIT for the Grocery segment advanced approximately 8.6% to $249.0 million in 2017, compared to $229.2 million in 2016, reflecting the increase in net sales, strong productivity and lower performance-based compensation expense, partially offset by input cost inflation, unfavorable product mix and the unfavorable impact versus year-ago of items affecting comparability. Excluding items affecting comparability, Adjusted EBIT increased 9.5% to $258.6 million in 2017, compared to $236.1 million in 2016.

Boulder
Net sales for the Boulder segment increased 10.6% to $403.4 million in 2017, compared to $364.7 million in 2016, reflecting strong underlying growth of both volume/mix of 7.3% and net price realization of 3.1%, as well as the combined benefit of 6.2% for the 53rd week and three extra weeks of Boulder Brands ownership.
Partially offsetting these positive factors were the unfavorable impacts of 2.4% from the wind-down of the Boulder UK operations and 3.6% from the SKU rationalization program, both of which were completed in 2017.

The growth in underlying net sales reflected strength across the portfolio, with double-digit gains for gardein, Earth Balance and Evol, partially offset by lower sales for Udi’s.

EBIT for the Boulder segment increased to $59.9 million in 2017, compared to $9.1 million in 2016. This performance reflected the benefits of the strong net sales growth, acquisition synergies, productivity and lower performance-based compensation expense, as well as the favorable impact versus year-ago of items affecting comparability. Partially offsetting these positive drivers were input cost inflation and discrete costs totaling $2 million related to the accelerated manufacturing investments. Excluding items affecting comparability, Adjusted EBIT increased 55.1% in 2017 to $72.2 million, compared to $46.5 million in 2016.

Specialty
Net sales for the Specialty segment decreased 11.7% to $326.0 million in 2017, compared to $369.2 million in 2016, reflecting an 8.5% decline from the AJ Exit and lower volume/mix of 5.0%, partially offset by net price realization of 0.1% and the combined impact of 1.7% from the 53rd week and three extra weeks of Boulder ownership.

EBIT for the Specialty segment decreased to $10.8 million in 2017, compared to $32.3 million in 2016, significantly due to the unfavorable impact versus year-ago of items affecting comparability. Also impacting the performance were the lower net sales, input cost inflation and discrete costs totaling approximately $12 million from the AJ Exit and accelerated manufacturing investments, partially offset by productivity and lower performance-based compensation expense. Excluding items affecting comparability, Adjusted EBIT declined 5.3% to $32.8 million in 2017, compared to $34.6 million in the year ago period, including the $12 million headwind from the discrete items representing 35 points of EBIT growth.

Fourth Quarter Results
Net sales in the fourth quarter of 2017 increased 2.9% to $883.5 million, compared to net sales of $858.5 million in the year-ago period. This performance reflected the 53rd week benefit amounting to 7.2% in the quarter, as well as the 0.6% recovery from the hurricanes that negatively impacted the third quarter of 2017. These positive factors were partially offset by the unfavorable impacts of the AJ Exit of 2.4%, the residual Boulder SKU rationalization of 0.1% and an underlying net sales decline of 2.4%. The underlying net sales decline largely reflected a reduction of retail inventory levels in the quarter at several large customers, despite the continued strong in-market performance, and was comprised of lower volume/mix of 3.3%, partially offset by higher net price realization of 0.8% and favorable foreign currency translation of 0.1%.

Gross profit in the fourth quarter of 2017 increased 2.2% to $273.4 million, or 30.9% of net sales, compared to gross profit of $267.6 million, or 31.2% of net sales, in the year-ago period. This performance reflected the higher net sales, expected strong productivity and a further reduction in performance-based compensation expense, partially offset by higher-than-expected input cost inflation, stemming from escalating logistics and packaging costs, unfavorable product mix and the anticipated impact of residual discrete costs associated with the AJ Exit and accelerated manufacturing investments totaling a combined $7.3 million in the quarter. Also impacting the comparison were items affecting comparability. Excluding items affecting comparability, Adjusted gross profit advanced 2.5% to $274.3, or 31.1% of net sales, compared to $267.7 million, or 31.2% of net sales, in the year-ago period, including the $7.3 million headwind from the discrete items.

EBIT in the fourth quarter of 2017 increased 15.0% to $199.4 million, or 22.6% of net sales, compared to $173.3 million, or 20.2% of net sales, in the fourth quarter of 2016. This performance reflected the growth in gross profit, coupled with lower SG&A overhead expenses resulting from lower performance-based compensation expense and aggressive cost management, partially offset by the unfavorable impact versus year-ago of items affecting comparability. Adjusted EBIT, excluding items affecting comparability but including the discrete costs, advanced 11.9% in the fourth quarter of 2017 to $204.2 million, or 23.1% of net sales, compared to $182.5 million, or 21.3% of net sales, in the year-ago period.

Net interest expense for the quarter declined 12.6% to $31.1 million, compared to $35.6 million in the year-ago period. This reduction was driven by the term loan refinancing the Company completed in February 2017, including the reduction of outstanding indebtedness, partially offset by the additional interest expense associated with the 53rd week.

The ETR for the quarter was a negative 163.8%, compared to 36.0% in the prior-year period, almost entirely due to items affecting comparability, including the one-time, non-cash deferred tax benefit resulting from U.S. tax reform. Also benefitting the ETR was the Company’s adoption in 2017 of the new accounting standard for stock-based compensation. Excluding items affecting comparability, the Adjusted ETR for the quarter was 35.4%, compared to 36.3% in the year-ago period.

Net earnings in the fourth quarter increased to $443.9 million, or $3.71 per diluted share, compared to net earnings of $88.1 million, or $0.74 per diluted share, in the fourth quarter of 2016, including the one-time, non-cash deferred tax liability benefit in the fourth quarter of 2017. Excluding the deferred tax benefit and other items affecting comparability, Adjusted net earnings for the fourth quarter increased 19.5% to $111.8 million, compared to net earnings of $93.5 million in the year-ago period, while Adjusted diluted earnings per share advanced 19.0% to $0.94, including the 53rd week benefit of $0.05, compared to $0.79 in the fourth quarter of 2016.

Net cash provided by operating activities totaled $237 million in the fourth quarter of 2017, compared to $248 million in the year-ago period, primarily reflecting higher working capital, partially offset by the growth in Adjusted net earnings.

Fourth Quarter Segment Results

Frozen
Net sales for the Frozen segment advanced 2.7% in the fourth quarter of 2017 to $381.0 million, compared to $371.1 million in the year-ago period. This growth reflected the 53rd week benefit amounting to 7.1% in the quarter, as well as the 1.1% recovery from the hurricanes that negatively impacted the third quarter of 2017. Partially offsetting these positive factors were the unfavorable impacts of 2.6% from the AJ Exit and an underlying net sales decline of 2.9%, which was due to lower volume/mix of 4.4%, stemming from a reduction in retail inventories at several large customers late in the fourth quarter of 2017, partially offset by favorable net price realization of 1.3% and favorable foreign currency translation of 0.2%.

In-market performance for the Frozen segment remained robust in the quarter, with retail consumption advancing 1.5% (or 4.5%, excluding Aunt Jemima) in a category composite that was up 3.5%. Leading the retail consumption growth for the segment were Birds Eye vegetables, which advanced 9.2%, Birds Eye meals, which advanced 2.9%, and the new Hungry-Man Handfuls innovation. Market share for the segment, excluding Aunt Jemima, advanced 0.2 points, led by Birds Eye.

EBIT for the Frozen segment decreased 1.9% to $87.9 million in the fourth quarter of 2017, compared to $89.6 million in the fourth quarter of 2016, largely reflecting the unfavorable impact versus year-ago of items affecting comparability and discrete costs totaling $4.6 million associated with both the AJ Exit and accelerated manufacturing investments. Also impacting the performance were input cost inflation, driven by escalating logistics and packaging costs, and unfavorable product mix, partially offset by the higher net sales, strong productivity, and lower performance-based compensation expense. Adjusted EBIT in the fourth quarter, excluding items impacting comparability but including the $4.6 million of discrete costs, advanced 1.0% to $89.0 million, compared with $88.2 million in 2016.

Grocery
Net sales for the Grocery segment increased 3.8% to $309.6 million in the fourth quarter of 2017, compared to $298.4 million in the year-ago period. This performance reflected the 53rd week benefit amounting to 7.4% in the quarter, partially offset by an underlying net sales decline of 3.6%, which was due to lower volume/mix of 2.6%, stemming from the reduction in retail inventories at several large customers late in the fourth quarter of 2017, and lower net price realization of 1.0%.

The Grocery segment performed essentially in line with its category composite in the quarter, with Duncan Hines baking products, Vlasic pickles and syrups outpacing their respective categories, while Wish-Bone dressings and Comstock & Wilderness pie fillings trailed.

EBIT for the Grocery segment advanced 3.8% to $83.5 million in the fourth quarter of 2017, compared to $80.4 million in the year-ago period. This performance reflected the benefits of the net sales growth, strong productivity and lower performance-based compensation expense, partially offset by input cost inflation, driven by escalating logistics and packaging costs, unfavorable product mix and items affecting comparability. Excluding items affecting comparability, Adjusted EBIT increased 7.1% to $84.8 million.

Boulder
Net sales for the Boulder segment increased 13.4% to $110.5 million in the fourth quarter of 2017, compared to $97.4 million in the year-ago period, reflecting strong underlying net sales growth of 7.0%, which was driven by volume/mix growth of 3.5% and favorable net price realization of 3.5%, as well as the 53rd week benefit of 7.7%. Partially offsetting these growth drivers were the residual impacts of the Boulder SKU rationalization program of 1.1% and the wind-down of the Boulder UK operations of 0.2%.

The strong underlying net sales performance for the segment reflected double-digit growth for gardein and Earth Balance, partially offset by lower sales of Udi’s.

EBIT for the Boulder segment was $21.8 million in the fourth quarter of 2017, compared to EBIT of $0.8 million in the year-ago period, largely reflecting the benefits of the net sales growth, acquisition synergies, productivity and lower performance-based compensation expense, as well as the favorable impact versus year-ago of items affecting comparability. Partially offsetting these factors was input cost inflation. Excluding items affecting comparability, Adjusted EBIT almost doubled to $24.5 million, compared to $12.7 million in 2016.

Specialty
Net sales for the Specialty segment decreased 9.9% to $82.5 million in the fourth quarter of 2017, compared to $91.5 million in the fourth quarter of 2016. This performance reflected the unfavorable impact of 11.6% from the AJ Exit and an underlying net sales decline of 4.4%, which was driven by lower volume/mix of 5.6%, due to the previously-disclosed gardein private label business exit, partially offset by higher net price realization of 1.2%. Also impacting the performance was the 53rd week benefit of 6.1%.

EBIT for the Specialty segment increased 17.3% to $11.6 million in the fourth quarter of 2017, compared to $9.9 million in the fourth quarter of 2016, due to strong productivity, lower performance-based compensation expense and the favorable impact versus year-ago of items affecting comparability. Partially offsetting these factors were discrete costs totaling $1.8 million associated with the AJ Exit and accelerated manufacturing investments, as well as input cost inflation. Adjusted EBIT in the fourth quarter, excluding items affecting comparability but including the discrete costs, increased 13.5% to $11.3 million.

Outlook for 2018 and Long-Term Margin Objective
Forecasted Adjusted diluted EPS metrics provided below are non-GAAP measures. The Company does not provide guidance for the most directly comparable GAAP measure, diluted EPS, and we similarly cannot provide a reconciliation between our forecasted Adjusted diluted EPS and diluted EPS metrics without unreasonable effort due to the unavailability of reliable estimates for certain items, such as non-cash gains or losses resulting from mark-to-market adjustments of hedging activities and foreign currency impacts. These items are not within our control and may vary greatly between periods and could significantly impact future financial results.

The Company issued guidance for 2018 Adjusted diluted EPS in the range of $2.85 to $2.95. At the guidance mid-point, this outlook represents growth of 16% versus the comparable 52-week Adjusted diluted EPS of $2.50 in 2017.

Commenting on the Company’s outlook, Clouse added, “Our outlook for 2018 reflects another year of double-digit Adjusted diluted EPS growth, with a return to strong gross margin improvement, partially offset by a return to a more normalized level of SG&A spending and the reinvestment of a portion of the tax reform benefit back into our brands and our people. We remain committed to achieving our long-term gross margin objective but, given the short-term headwinds of escalating inflation and the negative mix effect of out-sourcing new product innovations, we now expect to achieve our targeted gross margin growth in 2020, one year later than previously planned.”

The following assumptions are incorporated into the Company’s 2018 guidance:

•
Underlying net sales are expected to grow ahead of category trends, and the benefit of $11 million from lapping the AJ Recall will also drive growth. Significantly offsetting these positive drivers are the lapping in 2018 of the 2017 benefits from the 53rd week and the four months of sales from the exited AJ business.

•
The impact of an earlier Easter in 2018 is expected to modestly benefit net sales in the first quarter of 2018, with a corresponding offset in the second quarter. The Frozen segment and, to a lesser extent, the Grocery segment are expected to be most affected by this shift, due to the seasonal nature of those portfolios.

•	Approximately two-thirds of the $42 million in discrete items that weighed on 2017 gross margin performance are expected to be tailwinds to 2018 performance.

•	The favorable spread between productivity and inflation is expected to narrow significantly in 2018.

•	Input cost inflation for the year is estimated in the range of 3.8% to 4.2%, with first half inflation higher than the second half.

•
Productivity for the year, including residual acquisition synergies and some early savings from the network optimization program, is estimated in the range of 4.0% to 4.5% of cost of products sold, with second half productivity higher than the first half.

•	Net interest expense is forecasted in the range of $123 million to $126 million.

•
The ETR for the year, including the impact of U.S. tax reform, is estimated to improve to a range of 24% to 25%, with a portion of the savings reinvested in innovation and marketing behind our brands and a higher 401K match for all our non-union employees.

•	The weighted average diluted share count for the year is expected to approach 121 million shares, with the second half of the year higher than the first half.

•	Capital expenditures for the full year are expected in the range of $155 million to $165 million.

Regarding its long-term gross margin objective, Pinnacle now expects to achieve its target of 300-400 basis points of improvement versus 2016 by 2020, one year later than previously anticipated. This modification in outlook reflects escalating input cost inflation, particularly with regard to elevated logistics and packaging expenses over the next 12 months, and unfavorable product mix largely associated with the accelerated growth of Birds Eye innovation and the need to outsource production while new capacity comes fully on stream and volume is repatriated.

Non-GAAP Financial Measures
Pinnacle uses the following non-GAAP financial measures as defined by the SEC in its financial communications. These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	Adjusted Gross Profit

•	Adjusted Gross Profit as a % of sales (Adjusted Gross Profit Margin)

•	Adjusted EBITDA

•	Adjusted Earnings Before Interest and Taxes (Adjusted EBIT)

•	Adjusted Net Interest Expense

•	Adjusted Net Earnings

•	Adjusted Diluted Earnings Per Share

•	Adjusted Effective Income Tax Rate (Adjusted ETR)

Adjusted Gross Profit
Pinnacle defines Adjusted Gross Profit as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. The Company believes that the presentation of Adjusted Gross Profit is useful to investors in the evaluation of the operating performance of companies in similar industries. The Company believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. In addition, Adjusted Gross Profit is one of the components used to evaluate the performance of Company’s management. Such targets include, but are not limited to, measurement of sales efficiency, productivity measures and recognition of acquisition synergies.

Adjusted EBITDA
Pinnacle defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating Covenant Compliance EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes. Adjusted EBITDA does not include adjustments for equity-based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA.

Management uses Adjusted EBITDA as a key metric in the evaluation of underlying Company performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. The Company believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. Additionally, Pinnacle believes the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to service debt and meet any payment obligations. In addition, Pinnacle believes that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. The Company has historically reported Adjusted EBITDA to analysts and investors and believes that its continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. Adjusted EBITDA should not be considered as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow Pinnacle to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Adjusted Earnings before Interest and Taxes (Adjusted EBIT)
Adjusted Earnings Before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results. Additionally, Adjusted EBIT provides transparent and useful information to management, investors, analysts and other parties in evaluating and assessing the Company and its segments, primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted EBIT is one of the measures management uses for planning and budgeting, monitoring and evaluating financial and operating results and in the analysis of ongoing operating trends.

Adjusted Net Interest Expense
Adjusted Net Interest Expense is provided to assist the reader by eliminating charges which result from refinancing activities or unusual transactions. Management believes that the Adjusted Net Interest Expense measure is useful information to investors in order to demonstrate a measure of interest expense that is associated with the ordinary course of business operations and that it is more comparable to interest expense in prior periods. Pinnacle uses Adjusted Net Interest Expense to conduct and evaluate its business in order to evaluate the effectiveness of the corporation’s financing strategies and to analyze trends in interest expense, absent the effect of unusual transactions.

Adjusted Net Earnings, Adjusted Effective Income Tax Rate and Adjusted Diluted Earnings per Share
Adjusted Net Earnings, Adjusted Effective Income Tax Rate and the related Adjusted Diluted Earnings per Share metrics are provided to present the reader with the after-tax impact of Adjusted EBIT and Adjusted Interest Expense, net in order to improve the comparability and understanding of the related GAAP measures. Adjusted Net Earnings, Adjusted Effective Tax Rate and Adjusted Diluted Earnings per Share provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted Net Earnings, Adjusted Effective Income Tax Rate and Adjusted Diluted Earnings per Share are measures used by management for planning and budgeting, monitoring and evaluating financial and operating results.

Conference Call Information
The Company will host a conference call on Thursday, March 1, 2018 at 9:30 AM (ET) to discuss the results with members of the investment community. Investors and analysts may access the call by dialing (866) 814-1918 within the United States or Canada and (703) 639-1362 internationally and referencing the conference call name: Pinnacle Foods Q4 Earnings Call. A replay of the call will be available, beginning March 1, 2018 at approximately 12:30 PM (ET) until March 9, 2018, by dialing (855) 859-2056 or (404) 537-3406 and referencing access code 8297897. Access to a live audio webcast and replay of the event will be available in the Investor Center section of the Company's corporate website, www.pinnaclefoods.com.

Pinnacle Foods Contact
Maria Sceppaguercio
Sr. Vice President, Investor Relations
973-541-8629

About Pinnacle Foods Inc.
Pinnacle Foods Inc. (NYSE: PF) is a leading manufacturer, marketer and distributor of high-quality branded food products with a mission of unleashing brand potential.  With annual sales in excess of $3 billion, our portfolio includes well-known brands competing in frozen, refrigerated and shelf-stable formats, such as Birds Eye, Birds Eye Voila!, Duncan Hines, Earth Balance, EVOL, gardein, Glutino, Hungry-Man, Log Cabin, Udi’s,  Vlasic, and Wish-Bone, along with many others.  The company is headquartered in Parsippany, NJ and has nearly 5,000 employees across the U.S. and Canada.  For more information, please visit www.pinnaclefoods.com.

Forward-Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." The words "estimates," "expects," "contemplates," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "may," "should," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our filings, including our Form 10-K, with the Securities and Exchange Commission on March 1, 2018. There may be other factors that may cause our actual results to differ materially from the forward-looking statements.  We assume no obligation to update the information contained in this announcement except as required by applicable law.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
	14 weeks	13 weeks	53 weeks	52 weeks
Net sales	$883,506	$858,481	$3,144,002	$3,127,938
Cost of products sold	610,131	590,870	2,275,854	2,211,864
Gross profit	273,375	267,611	868,148	916,074

Marketing and selling expenses	37,563	44,447	193,119	218,260
Administrative expenses	30,281	37,026	130,884	163,056
Research and development expenses	3,561	4,266	16,070	18,113
Tradename impairment charges	—	—	66,530	11,200
Other expense, net	2,596	8,562	12,889	25,800
	74,001	94,301	419,492	436,429
Earnings before interest and taxes	199,374	173,310	448,656	479,645
Interest expense	31,224	35,642	169,587	139,243
Interest income	88	14	153	145
Earnings before income taxes	168,238	137,682	279,222	340,547
(Benefit)/Provision for income taxes	(275,635)	49,538	(252,999)	129,430
Net earnings	443,873	88,144	532,221	211,117
Less: Net earnings attributable to non-controlling interest	—	—	172	—
Net earnings attributable to Pinnacle Foods, Inc. and Subsidiaries common stockholders	$443,873	$88,144	$532,049	$211,117

Net earnings per share:
Basic	$3.75	$0.75	$4.50	$1.81
Weighted average shares outstanding- basic	118,497	117,489	118,141	116,872
Diluted	$3.71	$0.74	$4.45	$1.79
Weighted average shares outstanding- diluted	119,580	118,874	119,552	118,161
Dividends declared	$0.325	$0.285	$1.22	$1.08

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(thousands, except share and per share amounts)

	December 31, 2017	December 25, 2016
Current assets:
Cash and cash equivalents	$249,828	$353,076
Accounts receivable, net of allowances of $10,036 and $12,335, respectively	281,622	289,582
Inventories	489,806	445,491
Other current assets	11,061	10,687
Total current assets	1,032,317	1,098,836
Plant assets, net of accumulated depreciation of $566,202 and $491,397, respectively	739,713	723,345
Tradenames	2,463,374	2,529,558
Other assets, net	164,899	173,071
Goodwill	2,177,961	2,163,156
Total assets	$6,578,264	$6,687,966

Current liabilities:
Short-term borrowings	$2,739	$2,389
Current portion of long-term obligations	33,934	23,801
Accounts payable	323,062	292,478
Accrued trade marketing expense	38,975	51,054
Accrued liabilities	122,131	166,741
Dividends payable	40,470	35,233
Total current liabilities	561,311	571,696
Long-term debt	2,925,594	3,140,496
Pension and other postretirement benefits	53,251	56,323
Other long-term liabilities	34,037	47,529
Deferred tax liabilities	623,833	922,980
Total liabilities	4,198,026	4,739,024
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 500,000,000 shares authorized; issued 120,018,215 and 119,127,269, respectively	1,200	1,191
Additional paid-in-capital	1,453,054	1,429,447
Retained earnings	987,238	601,049
Accumulated other comprehensive loss	(30,250)	(51,569)
Capital stock in treasury, at cost, 1,000,000 common shares	(32,110)	(32,110)
Total Pinnacle Foods Inc. and Subsidiaries shareholders' equity	2,379,132	1,948,008
Noncontrolling interest	1,106	934
Total Equity	2,380,238	1,948,942
Total liabilities and shareholders' equity	$6,578,264	$6,687,966

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(thousands)

	Fiscal Year Ended
	December 31, 2017	December 25, 2016
	53 weeks	52 weeks
Cash flows from operating activities
Net earnings	$532,221	$211,117
Non-cash charges (credits) to net earnings
Depreciation and amortization	132,887	105,772
Intangible asset impairment charge	66,530	11,200
Charges resulting from the wind down of Boulder Brands United Kingdom operations	—	4,265
Amortization of debt acquisition costs and discount on term loan	4,734	9,554
Recognition of deferred costs related to refinancing	28,494	600
Change in value of financial instruments, including amounts reclassified from Accumulated Other Comprehensive Loss from settlement of hedges	20,949	(12,511)
Equity based compensation expense	18,728	14,016
Pension expense, net of contributions	(2,372)	(37)
Other long-term liabilities	(4,680)	(3,007)
Other long-term assets	—	(283)
Foreign exchange (gains) losses	(1,484)	(486)
Excess tax benefits on equity-based compensation	—	(11,577)
Deferred income taxes	(305,425)	48,182
Changes in working capital (net of effects of acquisition)
Other liabilities - cash settlement of hedges related to refinancing	(20,723)	—
Accounts receivable	8,603	(29,417)
Inventories	(43,106)	23,530
Accrued trade marketing expense	(11,910)	4,771
Accounts payable	26,772	61,016
Accrued liabilities	(41,291)	36,443
Other current assets	7,026	14,356
Net cash provided by operating activities	415,953	487,504
Cash flows from investing activities
Business acquisition activity (net of cash acquired)	(37,487)	(985,365)
Capital expenditures	(94,226)	(101,050)
Proceeds from sale of plant assets	1,947	—
Net cash used in investing activities	(129,766)	(1,086,415)
Cash flows from financing activities
Net proceeds from issuance of common stock	15,097	26,436
Dividends paid	(140,738)	(122,850)
Proceeds from bank term loans	2,262,000	547,250
Proceeds from notes offerings	—	350,000
Repayments of long-term obligations	(2,491,529)	(13,741)
Proceeds from short-term borrowings	—	4,452
Repayments of short-term borrowings	(4,785)	(4,259)
Repayment of capital lease obligations	(7,124)	(3,950)
Excess tax benefits on stock-based compensation	—	11,577
Taxes paid related to net share settlement of equity awards	(10,238)	(1,087)
Debt acquisition costs	(12,937)	(22,564)
Net cash (used in) provided by by financing activities	(390,254)	771,264
Effect of exchange rate changes on cash	819	174
Net change in cash and cash equivalents	(103,248)	172,527
Cash and cash equivalents - beginning of period	353,076	180,549
Cash and cash equivalents - end of period	$249,828	$353,076

Supplemental disclosures of cash flow information:
Interest paid	$119,501	$109,029
Interest received	153	145
Income taxes paid	57,290	31,645
Non-cash investing and financing activities:
New capital leases	12,116	18,014
New short-term financing	5,135	—
Dividends payable	40,470	35,233
Accrued additions to plant assets	26,508	27,183

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted gross profit and Adjusted gross profit as a % of sales (1)
(thousands)

	Three months ended		Fiscal Year
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
	14 weeks	13 weeks	53 weeks	52 weeks
Gross profit (as reported)	$273,375	$267,611	$868,148	$916,074
Accelerated depreciation (credits)/expense - Aunt Jemima and other frozen breakfast products exit	(1,049)	—	22,554	—
Non-cash items
Unrealized (gains)/losses resulting from hedging (2)	(388)	(3,294)	223	(12,511)
Purchase accounting adjustments (3)	—	—	—	10,382
Aunt Jemima and other frozen breakfast products (4)	—	—	5,078	—
Acquisition, merger and other restructuring charges
Restructuring and integration costs (5)	1,009	3,410	11,192	7,121
Employee severance and recruiting (6)	1,385	—	1,655	—
Aunt Jemima and other frozen breakfast products exit (7)	—	—	4,324	—
Adjusted gross profit	$274,332	$267,727	$913,174	$921,066
Adjusted gross profit as a % of sales
Adjusted gross profit	$274,332	$267,727	$913,174	$921,066
Net sales	$883,506	$858,481	$3,144,002	$3,127,938

Adjusted gross profit as a % of sales	31.1%	31.2%	29.0%	29.4%

(1)	Excludes Boulder, Wish-Bone and Gardein anticipated synergies which are included in calculating Covenant compliance.

(2)	Represents non-cash (gains)/losses resulting from mark-to-market obligations under derivative contracts.

(3)	Represents expense related to the write-up to fair value of inventories acquired as a result of the Boulder Brands acquisition.

(4)	Primarily represents charges to adjust inventory to net realizable value resulting from the exit of the business.

(5)	Primarily represents integration costs of the Garden Protein and Boulder Brands acquisitions.

(6)	Represents severance costs for terminated employees not related to business acquisitions.

(7)	Primarily represents employee termination costs and contract termination fees resulting from the exit of the business.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted net earnings & Adjusted EPS (1)
(thousands, except per share amounts)

	Three months ended		Fiscal Year
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
	14 weeks	13 weeks	53 weeks	52 weeks
Net earnings (as reported)	$443,873	$88,144	$532,221	$211,117
Accelerated depreciation (credits)/expense - Aunt Jemima and other frozen breakfast products exit	(1,049)	—	22,554	—
Accelerated amortization expense - Aunt Jemima and other frozen breakfast products exit	—	—	3,783	—
Accelerated amortization expense - gardein Private Label business exit	—	—	656	—
Non-cash items
Unrealized (gains)/losses resulting from hedging (2)	(388)	(3,294)	223	(12,511)
Purchase accounting adjustments (3)	—	—	—	10,382
Tradename impairment charges (4)	—	—	66,530	11,200
Intra entity foreign exchange losses/(gains) (5)	396	541	(1,484)	(486)
Wind down of Boulder Brands UK operations (6)		4,265	(771)	4,265
Aunt Jemima and other frozen breakfast products exit (7)	—	—	5,078	—
Acquisition, merger and other restructuring charges
Acquisition or other non-recurring expenses (8)	—	—	—	6,781
Restructuring and integration costs (9)	3,535	7,405	16,107	39,079
Employee severance (10)	2,365	240	3,607	240
Aunt Jemima and other frozen breakfast products exit (11)	—	—	4,324	—
Interest expense (12)	—	—	49,451	600
Impact from tax legislation (13)	(334,706)	—	(334,706)	—
Tax Impact of Adjustments to Adjusted net earnings (14)	(2,259)	(3,784)	(63,193)	(16,990)
Adjusted net earnings	$111,767	$93,517	$304,380	$253,677
Adjusted earnings per share
Adjusted net earnings	$111,767	$93,517	$304,380	$253,677
Diluted weighted average outstanding shares	119,580	118,874	119,552	118,161
Adjusted diluted earnings per share	$0.94	$0.79	$2.55	$2.15

Diluted earnings per share (as reported)	$3.71	$0.74	$4.45	$1.79
Accelerated depreciation (credits)/expense - Aunt Jemima and other frozen breakfast products exit	(0.01)	—	0.19	—
Accelerated amortization expense - Aunt Jemima and other frozen breakfast products exit	—	—	0.03	—
Accelerated amortization expense - gardein Private Label business exit	—	—	0.01	—
Non-cash items
Unrealized (gains)/losses resulting from hedging (2)	—	(0.03)	—	(0.11)
Purchase accounting adjustments (3)	—	—	—	0.09
Tradename impairment charges (4)	—	—	0.56	0.09
Intra entity foreign exchange losses/(gains) (5)	—	—	(0.01)	—
Wind down of Boulder Brands UK operations (6)	—	0.04	(0.01)	0.04
Aunt Jemima and other frozen breakfast products exit (7)	—	—	0.04	—
Acquisition, merger and other restructuring charges	—	—	—	—
Acquisition or other non-recurring expenses (8)	—	—	—	0.06
Restructuring and integration costs (9)	0.04	0.06	0.13	0.33
Employee severance (10)	0.02	—	0.03	—
Aunt Jemima and other frozen breakfast products exit (11)	—	—	0.04	—
Interest expense (12)	—	—	0.41	0.01
Impact from tax legislation (13)	(2.80)	—	(2.80)	—
Tax Impact of Adjustments to Adjusted net earnings (14)	(0.02)	(0.03)	(0.53)	(0.14)
Adjusted diluted earnings per share	$0.94	$0.79	$2.55	$2.15

(1)	Excludes Boulder, Wish-Bone and Gardein anticipated synergies which are included in calculating Covenant compliance.

(2)	Represents non-cash (gains)/losses resulting from mark-to-market obligations under derivative contracts.

(3)	Represents expense related to the write-up to fair value of inventories acquired as a result of the Boulder Brands acquisition.

(4)
For fiscal 2017, represents tradename impairment on Aunt Jemima ($27.4 million), Celeste ($24.8 million), Snyder of Berlin ($6.5 million), Nalley ($4.2 million), Bernstein ($3.1 million) and Swanson ($0.5 million). For fiscal 2016, represents tradename impairment on Celeste ($7.3 million), Aunt Jemima ($3.0 million) and Snyder of Berlin ($0.9 million).

(5)	Represents foreign exchange (gains)/losses resulting from intra-entity loans that are anticipated to be settled in the foreseeable future.

(6)	Represents adjustments related to the voluntary wind down of the Boulder Brands private label gluten-free bakery operation which was based in the United Kingdom.

(7)	Primarily represents charges to adjust inventory to net realizable value resulting from the exit of the business.

(8)	Represents Boulder Brands acquisition costs.

(9)	Primarily represents integration costs of the Garden Protein and Boulder Brands acquisitions.

(10)	Represents severance costs for terminated employees not related to business acquisitions.

(11)	Primarily represents employee termination costs and contract termination fees resulting from the exit of the business.

(12)
For the fiscal year ended December 31, 2017, represents charges associated with the February 2017 term loan refinancing which consisted of recognizing a $28.5 million non-cash charge for deferred financing costs and original discount as well as a $21.0 cash charge resulting from the de-designation and settlement of interest rate swaps. For fiscal year ended December 25, 2016, represents charges associated with the July 2016 Boulder Brands term loan repricing.

(13)	Represents removal of the benefit of the decrease in our net deferred income tax liability as a result of the Tax Cuts and Jobs Act of 2017.

(14)	See Adjusted effective income tax rate reconciliation for further details.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted EBIT & Adjusted EBITDA (1)
(thousands)

	Three months ended		Fiscal Year
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
	14 weeks	13 weeks	53 weeks	52 weeks
Net earnings (as reported)	$443,873	$88,144	$532,221	$211,117
Interest expense, net	31,136	35,628	169,434	139,098
(Benefit)/Provision for income taxes	(275,635)	49,538	(252,999)	129,430
Earnings before interest and taxes (as reported)	199,374	173,310	448,656	479,645
Accelerated depreciation (credits)/expense - Aunt Jemima and other frozen breakfast products exit	(1,049)	—	22,554	—
Accelerated amortization expense - Aunt Jemima and other frozen breakfast products exit	—	—	3,783	—
Accelerated amortization expense - gardein Private Label business exit	—	—	656	—
Non-cash items
Unrealized (gains)/losses resulting from hedging (2)	(388)	(3,294)	223	(12,511)
Purchase accounting adjustments (3)	—	—	—	10,382
Tradename impairment charges (4)	—	—	66,530	11,200
Intra entity foreign exchange losses/(gains) (5)	396	541	(1,484)	(486)
Wind down of Boulder Brands UK operations (6)		4,265	(771)	4,265
Aunt Jemima and other frozen breakfast products exit (7)	—	—	5,078	—
Acquisition, merger and other restructuring charges
Acquisition or other non recurring expenses (8)	—	—	—	6,781
Restructuring and integration costs (9)	3,535	7,405	16,107	39,079
Employee severance (10)	2,365	240	3,607	240
Aunt Jemima and other frozen breakfast products exit (11)	—	—	4,324	—
Adjusted EBIT	$204,233	$182,467	$569,263	$538,595
Depreciation	24,011	22,723	94,486	88,807
Amortization	2,493	4,300	11,408	16,965
Adjusted EBITDA	$230,737	$209,490	$675,157	$644,367

(1)	Excludes Boulder, Wish-Bone and Gardein anticipated synergies which are included in calculating Covenant compliance.

(2)	Represents non-cash (gains)/losses resulting from mark-to-market obligations under derivative contracts.

(3)	Represents expense related to the write-up to fair value of inventories acquired as a result of the Boulder Brands acquisition.

(4)
For fiscal 2017, represents tradename impairment on Aunt Jemima ($27.4 million), Celeste ($24.8 million), Snyder of Berlin ($6.5 million), Nalley ($4.2 million), Bernstein ($3.1 million) and Swanson ($0.5 million). For fiscal 2016, represents tradename impairment on Celeste ($7.3 million), Aunt Jemima ($3.0 million) and Snyder of Berlin ($0.9 million).

(5)	Represents foreign exchange (gains)/losses resulting from intra-entity loans that are anticipated to be settled in the foreseeable future.

(6)	Represents adjustments related to the voluntary wind down of the Boulder Brands private label gluten-free bakery operation which was based in the United Kingdom.

(7)	Primarily represents charges to adjust inventory to net realizable value resulting from the exit of the business.

(8)	Represents Boulder Brands acquisition costs.

(9)	Primarily represents integration costs of the Garden Protein and Boulder Brands acquisitions.

(10)	Represents severance costs for terminated employees not related to business acquisitions.

(11)	Primarily represents employee termination costs and contract termination fees resulting from the exit of the business.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted Net Interest Expense
(thousands)

	Three months ended		Fiscal Year
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
	14 weeks	13 weeks	53 weeks	52 weeks
Interest expense	$31,224	$35,642	$169,587	$139,243
Interest income	88	14	153	145
Net Interest Expense (as reported)	31,136	35,628	169,434	139,098
Cash settlement of hedges related to refinancing (1)	—	—	(20,722)	—
Non-cash recognition of deferred costs related to refinancing (1)	—	—	(28,494)	—
Other expenses related to refinancing	—	—	(235)	—
Expenses related to the repricing (1)	—	—	—	(600)
Adjusted Net Interest Expense	$31,136	$35,628	$119,983	$138,498

(1)
For fiscal 2017, represents charges associated with the February 2017 term loan refinancing which consisted of recognizing a $28.5 million non-cash charge for deferred financing costs and original discount as well as a $21.0 cash charge resulting from the de-designation and settlement of interest rate swaps. For fiscal 2016, represents charges associated with the July 2016 Boulder Brands term loan repricing.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted effective income tax rate

	Three months ended		Fiscal Year
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
	14 weeks	13 weeks	53 weeks	52 weeks
Effective income tax rate (as reported)	(163.8)%	36.0%	(90.6)%	38.0%
Acquisition or other non recurring expenses (1)	—%	(0.3)%	—%	(0.3)%
Restructuring and integration costs (2)	—%	(0.3)%	—%	(0.3)%
Valuation allowance (3)	—%	—%	—%	(0.2)%
Effect of windfall benefit (4)	—%	—%	1.9%	—%
State law changes (5)	—%	0.3%	0.2%	(1.0)%
Uncertain tax positions (6)	—%	—%	0.3%	—%
Impact of Tax Reform (7)	198.9%	—%	119.9%	—%
Other	0.3%	0.6%	0.6%	0.4%
Adjusted effective income tax rate	35.4%	36.3%	32.3%	36.6%

(1)	For the three and twelve months ended December 25, 2016, represents the effective tax rate impact of non-deductible Boulder acquisition costs.

(2)	For the three and twelve months ended December 25, 2016, represents the effective tax rate impact of non-deductible severance costs in connection with the integration of Boulder.

(3)	For the twelve months ended December 25, 2016, represents the effective tax rate impact of a valuation allowance on our foreign tax credit.

(4)
For the twelve months ended December 31, 2017, represents the differential in the weighted average effect, on a GAAP compared to adjusted income basis, of our deduction for excess tax benefits from share based payment transactions being recorded as an item of continuing operations in accordance with ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” effective for our 2017 fiscal year.

(5)
For the three and twelve months ended December 25, 2016, and the twelve months ended December 31, 2017, represents the differential in the weighted average effect, on a GAAP compared to adjusted income basis, of changes in state tax laws on our deferred income tax liability.

(6)	For the twelve months ended December 31, 2017, represents the differential in the weighted average effect, on a GAAP compared to adjusted income basis, of a change in uncertain tax positions.

(7)	For the three and twelve months ended December 31, 2017, represents the effective tax rate impact of the "Tax Cuts and Jobs Act of 2017" on our deferred income tax liability.

Pinnacle Foods Inc. Reconciliation of Non-GAAP measures (Unaudited) Adjusted Segment amounts (thousands)

	Three months ended		Fiscal Year
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
	14 weeks	13 weeks	53 weeks	52 weeks
Net sales - Reported
Frozen	$380,937	$371,103	$1,299,146	$1,304,791
Grocery	309,614	298,407	1,115,439	1,089,270
Boulder	110,493	97,428	403,447	364,716
Specialty	82,462	91,543	325,970	369,161
Total	$883,506	$858,481	$3,144,002	$3,127,938

Earnings before interest & taxes - Reported
Frozen	$87,911	$89,626	$154,797	$240,919
Grocery	83,513	80,439	248,967	229,155
Boulder	21,824	846	59,874	9,096
Specialty	11,553	9,853	10,799	32,263
Unallocated corporate expenses	(5,427)	(7,454)	(25,781)	(31,788)
Total	$199,374	$173,310	$448,656	$479,645

Adjustments (Non-GAAP - See separate table)
Frozen	$1,133	$(1,476)	$76,717	$5,454
Grocery	1,240	(1,324)	9,588	6,907
Boulder	2,722	11,837	12,304	37,439
Specialty	(236)	120	21,998	2,369
Unallocated corporate expenses	—	—	—	6,781
Total	$4,859	$9,157	$120,607	$58,950

Earnings before interest & taxes - Adjusted (Non-GAAP - See separate discussion and tables)
Frozen	$89,044	$88,150	$231,514	$246,373
Grocery	84,753	79,115	258,555	236,062
Boulder	24,546	12,683	72,178	46,535
Specialty	11,317	9,973	32,797	34,632
Unallocated corporate expenses	(5,427)	(7,454)	(25,781)	(25,007)
Total	$204,233	$182,467	$569,263	$538,595

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted Segment Amounts
Supplemental Schedule of Adjustments Detail
For the three months and fiscal years ended December 31, 2017 and December 25, 2016
(millions)

	Adjustments to Earnings Before Interest and Taxes
	Three Months Ended		Fiscal Year Ended
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
	14 weeks	13 weeks	53 weeks	52 weeks
Frozen
Aunt Jemima and other frozen breakfast products exit (1)	$(0.6)	$—	$48.8	$—
Restructuring and acquisition integration charges	0.9	—	1.4	0.5
Employee severance	1.0	0.1	1.1	0.1
Unrealized mark-to-market (gain)/loss	(0.2)	(1.6)	0.1	(5.8)
Write-up to fair market value of inventories acquired	—	—	—	0.3
Tradename impairment charges	—	—	25.3	10.3
Other	—	—	—	0.1
Total Frozen	$1.1	$(1.5)	$76.7	$5.5

Grocery
Restructuring and acquisition integration charges	$0.6	$—	$1.0	$8.6
Employee severance	0.9	0.1	1.3	0.1
Unrealized mark-to-market (gain)/loss	(0.3)	(1.4)	—	(5.5)
Expenses related to the write-up to fair value of inventories acquired	—	—	—	3.5
Tradename impairment charges	—	—	7.3	—
Other	—	—	—	0.2
Total Grocery	$1.2	$(1.3)	$9.6	$6.9

Boulder
Restructuring and acquisition integration charges	$2.4	$7.6	$12.0	$27.4
Wind down of Boulder Brands UK operations	—	4.3	(0.8)	4.3
Severance	0.3	—	1.1	—
Unrealized mark-to-market (gain)/loss	—	(0.1)	—	(0.3)
Write-up to fair market value of inventories acquired	—	—	—	6.0
Total Boulder	$2.7	$11.8	$12.3	$37.4

Specialty
Aunt Jemima and other frozen breakfast products exit	$(0.4)	$—	$14.3	$—
Restructuring and acquisition integration charges	0.1	—	0.3	1.4
Severance	0.1	—	0.1	—
Accelerated amortization due to the exit of the Gardein Private Label business	—	—	0.7	—
Unrealized mark-to-market (gain)/loss	—	(0.2)	0.1	(0.8)
Write-up to fair market value of inventories acquired	—	—	—	0.6
Tradename impairment charges	—	—	6.5	0.9
Other	—	0.3	—	0.3
Total Specialty	$(0.2)	$0.1	$22.0	$2.4

Unallocated Corporate Expenses
Boulder Brands Acquisition Charges	$—	$—	$—	$6.8
Total Unallocated Corporate Expenses	$—	$—	$—	$6.8

(1) Includes a tradename impairment charge of $27.4 million on the Aunt Jemima tradename.